   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 23, 1997

                                                     REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                               ----------------

                            HELLER FINANCIAL, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

               DELAWARE                              36-1208070
       (STATE OF INCORPORATION)         (I.R.S. EMPLOYER IDENTIFICATION NO.)

        500 WEST MONROE STREET, CHICAGO, ILLINOIS 60661, (312) 441-7000 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                             DEBRA H. SNIDER, ESQ.
                           EXECUTIVE VICE PRESIDENT,
                         GENERAL COUNSEL AND SECRETARY
                            HELLER FINANCIAL, INC.
        500 WEST MONROE STREET, CHICAGO, ILLINOIS 60661, (312) 441-7000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPY TO:
                            LAWRENCE D. LEVIN, ESQ.
                              MARK D. WOOD, ESQ.
                             KATTEN MUCHIN & ZAVIS
  525 WEST MONROE STREET, SUITE 1600, CHICAGO, ILLINOIS 60661, (312) 902-5200

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                        CALCULATION OF REGISTRATION FEE
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
                                                         PROPOSED
                                          PROPOSED       MAXIMUM
 TITLE OF EACH CLASS OF     AMOUNT        MAXIMUM       AGGREGATE     AMOUNT OF
    SECURITIES TO BE         TO BE     OFFERING PRICE    OFFERING    REGISTRATION
       REGISTERED        REGISTERED(1)    PER UNIT       PRICE(1)        FEE
---------------------------------------------------------------------------------
Debt Securities.......
Warrants to Purchase
 Debt Securities......        (2)            (2)      $3,000,000,000   $909,091
Senior Preferred
 Stock, $.01 par value
 per share............

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(1) The maximum aggregate offering price of Debt Securities, Warrants to
    Purchase Debt Securities and Senior Preferred Stock registered hereunder shall not exceed $3,000,000,000.
(2) Not applicable pursuant to General Instruction II.D. of Form S-3 under the Securities Act of 1933, as amended.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED OCTOBER 23, 1997

PROSPECTUS

                             HELLER FINANCIAL, INC.

                                DEBT SECURITIES
                      WARRANTS TO PURCHASE DEBT SECURITIES
                             SENIOR PREFERRED STOCK

                                  -----------

  Heller Financial, Inc. (the "Company") may from time to time offer unsecured debt securities (the "Debt Securities") consisting of debentures, notes and/or other evidences of unsecured indebtedness, in one or more series, or warrants to purchase Debt Securities ("Warrants"), or shares of senior preferred stock, $.01 par value per share (the "Senior Preferred Stock"), in one or more series (the Debt Securities, Warrants and Senior Preferred Stock being hereinafter collectively referred to as the "Securities"), or any combination of the foregoing, at an aggregate initial offering price not to exceed $3,000,000,000, or the equivalent thereof if any of the Securities are designated in a foreign currency or foreign currency unit, at prices and on terms to be determined at or prior to the time of sale. The Debt Securities and Warrants may be sold for U.S. dollars, foreign currencies or foreign currency units, and the principal of, and premium, if any, and interest, if any, on, the Debt Securities may be payable in U.S. dollars, foreign currencies or foreign currency units.

  Specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement (the "Prospectus Supplement"), together with the terms of the offering of such Securities, the initial price of such Securities and the net proceeds to the Company from their sale. Without limitation, the Prospectus Supplement will set forth the following: (i) in the case of Debt Securities, the specific designation, ranking as senior, subordinated or junior subordinated debt, aggregate principal amount, maturity, rate (or method of calculation) of any interest and dates for payment thereof, currency or currencies or currency unit or currency units for which the Debt Securities may be purchased, currency or currencies or currency unit or currency units in which principal, premium, if any, and interest, if any, is payable, authorized denominations, tax consequences, any exchangeability, conversion, redemption, prepayment or sinking fund provisions and additional covenants, conditions and events of default, if any; (ii) in the case of Warrants, the designation and terms of the Debt Securities purchasable upon exercise of the Warrants, the designation and terms of any Debt Securities with which the Warrants are issued, the exercise price, the duration and detachability from any related Debt Securities; and
(iii) in the case of Senior Preferred Stock, the designation, number of shares, liquidation preference per share, dividend rate (or method of calculation thereof), dates on which dividends, if any, shall be payable and from which dividends shall accrue, voting rights, if any, any redemption or sinking fund provisions, and any conversion or exchange rights.

  The Company has not yet determined whether any Securities offered hereby will be listed on any exchange or over-the-counter market. If the Company decides to seek listing of any such Securities, the Prospectus Supplement relating thereto will disclose such exchange or market.

  The Securities may be offered directly to purchasers, to or through underwriters, dealers or agents, as designated from time to time, or through a combination of any such methods. If any underwriters, dealers or agents are involved in the offering of the Securities, then the names of such underwriters, dealers or agents and any applicable fee, commission or discount arrangements with them will be set forth in the Prospectus Supplement. See "Plan of Distribution." Except as otherwise provided in a Prospectus Supplement, the net proceeds to the Company from any offering will be added to the general funds of the Company. See "Use of Proceeds."

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

                The date of this Prospectus is           , 1997.
LOGO

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

  In this Prospectus and any Prospectus Supplement references to "dollar" and "$" are to United States dollars, and the term "United States" or "U.S." means the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted as permitted by the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements made in this Prospectus, or in the documents incorporated by reference herein, as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, reference is made to the copy so filed, and each such statement shall be deemed qualified in its entirety by such reference.

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. The Registration Statement, as well as such reports and other information filed by the Company with the Commission, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Certain securities of the Company are listed on the New York Stock Exchange, and reports and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Copies of reports, proxy and information statements and other information regarding registrants that file electronically (including the Company) are available on the Commission's Web Site at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

    (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

    (2) The Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1997 and June 30, 1997; and

    (3) The Company's Current Reports on Form 8-K dated January 27, 1997, April 3, 1997, April 22, 1997, July 24, 1997 and October 22, 1997.

  All documents filed by the Company pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of any offering of the Securities shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of each such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been incorporated in this Prospectus by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such copies should be directed to: Treasurer, Heller Financial, Inc., 500 West Monroe Street, Chicago, Illinois 60661 (telephone (312) 441-7000).

                   SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

  This Prospectus contains, any Prospectus Supplement will contain, and the documents incorporated by reference herein contain or will contain certain "forward-looking statements" (as defined in Section 27A of the Securities Act) that are based on the beliefs of the Company's management, as well as assumptions made by, and information currently available to, the Company's management. Wherever possible, the Company has identified these forward-looking statements by using words such as "anticipates," "believes," "estimates," "expects" and similar expressions. These forward-looking statements are subject to risks and uncertainties which could cause the Company's actual results, performance or achievements to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties include, but are not limited to, the following: (1) the results of the Company's efforts to implement its business strategy; (2) the effect of economic conditions and the performance of borrowers; (3) actions of the Company's competitors and the Company's ability to respond to such actions; (4) the cost of the Company's capital, which depends in part on the Company's portfolio quality, ratings, prospects and outlook; and (5) changes in governmental regulations, tax rates and similar matters. The Company assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                                  THE COMPANY

GENERAL

  The Company was incorporated in 1919 under the laws of the State of Delaware and is engaged in various aspects of the commercial finance business. The Company and its consolidated subsidiaries employ approximately 2,300 people. The Company's executive offices are located at 500 West Monroe Street, Chicago, Illinois 60661 (telephone: (312) 441-7000). Unless the context indicates otherwise, references to the Company include Heller Financial, Inc. and its consolidated subsidiaries.

  The Company is a diversified financial services company which provides a broad array of commercial financial products and services primarily to middle-market companies in the United States and internationally. The Company provides its products and services through five product categories: (i) asset based finance, (ii) cash flow lending, (iii) real estate finance, (iv) international asset based finance and factoring and (v) specialized finance. The middle-market segment served includes entities primarily in the manufacturing and service sectors with annual sales in the range of $15 million to $200 million and in the real estate sector with property values generally in the range of $5 million to $40 million.

  The Company's emphasis has been to grow the lower risk asset based finance businesses, maintain significant franchises in corporate finance and real estate finance and continue to grow its international asset based lending businesses. The asset based businesses have developed to become the largest product category in assets and revenues. Earnings quality has been strengthened through the growth in the asset based businesses, which provide more consistent revenue streams and produce lower and less volatile credit quality costs. The Company manages asset quality through the use of disciplined underwriting standards and aggressive account management techniques. The underwriting standards and credit disciplines employed on the post-1990 corporate finance and real estate finance portfolios have resulted in strong credit quality for these portfolios. In addition, the Company continues to significantly reduce its pre-1990 corporate finance and real estate finance portfolios. The Company has maintained a conservative capital structure with substantial equity, low leverage and moderate reliance for funding on the commercial paper market.

PRODUCT CATEGORIES

  The Company offers a wide range of financial products and services to its customers through five product categories.

 Asset Based Finance

  Asset based financing is offered by six distinct product groups: Heller Current Asset Management ("Current Asset Management"), Heller Business Credit ("Business Credit"), Heller Equipment Finance and Leasing ("Equipment Finance and Leasing"), Heller Vendor Finance ("Vendor Finance"), Heller First Capital ("First Capital") and Heller Sales Finance ("Sales Finance").

  Current Asset Management provides working capital financing, receivables management and credit protection to companies in a broad range of industries. Current Asset Management is the fourth largest domestic factor in the United States and is the Company's oldest business with over 50 years of operations. The group offers factoring services to over 600 clients and 80,000 customers, primarily in the apparel, textile, houseware, transportation and home furnishings industries. In return for a commission, the group purchases the client's accounts receivables and provides collection, credit protection and management information services. Working capital is provided by advancing on a formula basis a percentage of the purchase price of the client's factored accounts receivables. Current Asset Management also provides advances against inventory on a formula basis.

  Business Credit provides asset based working capital and term financing to middle market companies for refinancings, recapitalizations, acquisitions, seasonal borrowing, debtor-in-possession (DIP) and post-DIP transactions through senior loans secured primarily by accounts receivable and inventory. The group provides financing to manufacturers, retailers, wholesalers, distributors, exporters and service firms. The group also serves as co-lender or participant in transactions agented by other asset-based lenders. Revolving credit facilities and term loans are generally cross-collateralized. The Company protects its position against deterioration of a borrower's performance by using established advance rates against eligible collateral. Transaction sizes range from $5 million to $75 million, and the group utilizes syndication capabilities to lower the average retained transaction size to approximately $20 million in commitments and $10 million in fundings.

  Equipment Finance and Leasing is comprised of four direct origination finance divisions: Heller Commercial Equipment Finance ("Commercial Equipment Finance"), Heller Aircraft Finance ("Aircraft Finance"), Heller Public Finance ("Public Finance") and Heller Industrial Equipment Finance ("Industrial Equipment Finance"). Commercial Equipment Finance provides leasing and financing programs to a diverse group of middle market companies collateralized by equipment for expansion, replacement or modernization or to refinance existing equipment obligations. Typically, the equipment is essential to the operations of the borrower, and the amount financed is generally not a substantial part of the borrower's capital structure. Commercial Equipment Finance serves various markets, including transportation, supermarket, manufacturing, energy, restaurant and food processing. Transaction sizes generally range from $500,000 to $15 million, with terms ranging from three to ten years and an average transaction size in 1996 of approximately $4 million. Aircraft Finance offers financing for commercial aircraft and aircraft engines through operating leases and senior and junior secured loans. Transaction sizes range from $5 million to $40 million, with terms ranging from five to fifteen years and an average transaction size in 1996 of approximately $13 million. During 1996, the Company formed Public Finance to provide equipment and project/facility financing to state and local governments and Industrial Equipment Finance to provide collateral based equipment financing to smaller middle market companies in the machine tool, construction, printing and trucking industries. The targeted average transaction size is approximately $2 million for Public Finance and less than $1 million for Industrial Equipment Finance.

  Vendor Finance provides customized equipment leasing and financing programs to manufacturers and distributors of a wide variety of commercial, industrial and technology based products. These services, offered through approximately 75 programs with manufacturers and vendors, are established to finance sales to end users. Transactions under these programs generally have partial or in some cases full recourse to the vendor. The group serves the financing needs of the machining, graphic arts, information technology, energy management, healthcare, communication and food processing markets. Transaction sizes range from $50,000 to approximately $3 million, with an average transaction size in 1996 of approximately $150,000. The group also provides capital to independent finance and leasing companies.

  First Capital provides long-term financing to independent small businesses and franchises under the United States Small Business Administration ("SBA") loan programs. First Capital is one of the largest participants in the SBA's 7(A) loan program under which up to 80% of each loan is guaranteed by the SBA. The Company also makes loans under the SBA's 504 program. These loans are senior to an accompanying SBA loan and have an average loan to collateral value of 50%. First Capital's SBA 7(A) and 504 loans include financing for real estate acquisition, refinancing or construction financing, equipment or business acquisition, permanent working capital for expansion efforts and debt consolidation. The guaranteed portions of the SBA 7(A) loans are sometimes sold in the secondary market, with servicing rights retained by First Capital. Transaction sizes generally range from $50,000 to $2 million, with an average transaction size in 1996 of approximately $400,000.

  Sales Finance provides financing, primarily through senior lines and, to a lesser extent, subordinated debt to originators of consumer receivables. Financing is primarily provided for vacation ownership, home equity and improvement, non-prime auto, security alarm monitoring contracts and municipal tax liens. Sales Finance is a major capital source in the United States in the vacation ownership industry. Transaction sizes generally range from $3 million to $25 million, with an average transaction size in 1996 of approximately $7 million.

 Cash Flow Lending

  Heller Corporate Finance ("Corporate Finance") is a leading provider of middle market financing based on the cash flows underlying a client's business. This lending is generally provided through coordination with private equity sponsors and includes the financing of corporate recapitalizations, refinancings, expansions, acquisitions and buy-outs of publicly and privately held entities in a wide variety of industries. Loans are provided on both a term and revolving basis for periods of up to ten years and are typically collateralized by senior liens on the borrower's stock or assets or both. Transactions may also include some unsecured or subordinated financings or modest non-voting equity investments. The group also serves as co-lender or participant in transactions agented by other asset based lenders. Transaction sizes range from $5 million to $50 million, and the group utilizes syndication capabilities to lower the average retained transaction size to approximately $16 million in commitments and $9 million in fundings for 1996. Corporate Finance also invests in equity funds generally originated by equity sponsors.

 Real Estate Finance

  Heller Real Estate Financial Services ("Real Estate Finance") specializes in providing financing products to real estate owners, investors and developers, primarily for the acquisition, refinancing and renovation of commercial income-producing properties in a wide range of property types and geographic areas. The group is one of the nation's largest providers of loans secured by manufactured housing communities and self-storage facility property types to be sold in the capital markets through a commercial mortgage securitization. The group also offers financing for discounted loan portfolio acquisitions, single family housing developments, credit sale-leasebacks and to be built properties with credit tenants. The group also holds investments in acquisition, development and construction transactions, as well as certain available for sale debt securities. Loans generally have terms ranging from one to five years and are principally collateralized by first mortgages. Transaction sizes generally range from $1 million to $15 million, with an average transaction size in 1996 of approximately $3 million.

 International Asset Based Finance and Factoring

  Heller International Group, Inc. ("Heller International") offers financial products through commercial finance subsidiaries and joint ventures in 18 countries in Europe, Asia/Pacific and Latin America. The joint ventures and subsidiaries primarily provide factoring, asset based financing and receivables management services, and also make loans for acquisition financing, leasing, vendor finance and/or trade finance programs, primarily to small and mid-sized businesses outside the United States. Heller International also makes modest investments in international equity funds.

  On April 2, 1997, Heller International purchased the interest of its joint venture partner in Factofrance Heller S.A. ("Factofrance") for $174 million. As a result, Heller International increased its ownership interest in Factofrance from 48.8% to 97.6%. Heller International has held an interest in Factofrance for over 30 years, using the equity method of accounting for its previous ownership position. Factofrance, founded in 1965, is the leading factoring company in the French marketplace. Factofrance is headquartered in Paris and has seven regional sales offices covering local markets.

 Specialized Finance

  Heller Project Finance, formerly known as Project Investment and Advisory Division, consists of transactions in project finance offering financing to independent power producers and industrial projects in the oil and gas, coal, mining, paper and environmental industries. Financing is provided in the form of senior and junior secured loans and equity investments. Transaction sizes generally range from $5 million to $25 million, and terms range from seven to 15 years.

SYNDICATION, SECURITIZATION AND LOAN SALE ACTIVITIES

  A key element of the Company maintaining strong asset quality is its focus on managing exposure to individual credits and industry concentrations. A major part of the effort is syndicating loans or selling participations to control the concentration of credit risk. The Company has established syndication programs in most of its businesses, with receivable syndications and participations totaling $453 million during 1996. In addition, Real Estate Finance originates loans to manufactured housing communities, self storage facilities and multi-tenant industrial property types, which may be sold as whole loans or in the capital markets through a commercial mortgage securitization. Other business groups also originate receivables which may be sold as whole loans or through a securitization to take advantage of market pricing and to reduce concentrations of credit risk. During 1996, the Company had loan sales totaling $304 million. Through September 30, 1997, the Company sold through securitization $268 million of loans and leases originated in its Equipment Finance and Leasing and Vendor Finance businesses and $505 million of mortgage loans originated in its Real Estate Finance business.

OWNERSHIP

  All of the outstanding Common Stock of the Company is owned by Heller International Corporation (the "Parent"), a wholly-owned subsidiary of The Fuji Bank, Limited ("Fuji Bank"), headquartered in Tokyo, Japan. Fuji Bank also directly owns 21% of the outstanding shares of Heller International, a consolidated subsidiary of the Company engaged in international factoring and asset based financing activities. Fuji Bank is one of the largest banks in the world, with total deposits of approximately $311.4 billion at March 31, 1997. For a discussion of the Keep Well Agreement between Fuji Bank and the Company, see "Keep Well Agreement with Fuji Bank" below.

  The following table summarizes selected financial data obtained from Fuji Bank's most recent available financial statements, as prepared in accordance with accounting principles generally accepted in Japan, which differ from generally accepted accounting principles in the United States.

                             THE FUJI BANK, LIMITED
                      (CONSOLIDATED FINANCIAL STATEMENTS)

                                       YEAR ENDED MARCH 31,
                         --------------------------------------------------
                                   1997                     1996
                         ------------------------ -------------------------
                              YEN       DOLLARS*       YEN        DOLLARS*
                          (BILLIONS)   (MILLIONS)  (BILLIONS)    (MILLIONS)
                         ------------- ---------- -------------  ----------
Total Assets............ (Yen)56,211.2 $452,950.5 (Yen)54,401.4  $511,531.8
Total Deposits..........      38,649.5  311,438.2      37,280.4   350,544.2
Total Liabilities.......      54,276.8  437,363.5      52,764.8   496,142.9
Total Stockholders'
 Equity.................       1,934.3   15,587.0       1,636.1    15,388.9
Net Income..............         109.0      878.7        (325.4)   (3,059.9)

--------
*Rates of Exchange: 3/31/97 (Yen) 124.10 = U.S. $1.00
                3/31/96 (Yen) 106.35 = U.S. $1.00

If the financial statements from which the numbers in the foregoing table were taken had been prepared in accordance with accounting principles generally accepted in the United States, some of the amounts shown might have been materially different. The Company currently understands that accounting principles generally accepted in Japan differ from generally accepted accounting principles in the United States in various areas including the following: valuation of securities; accounting treatment of guarantees, commitments, unearned income, deferred taxes, leases, depreciation, foreign currency transactions and investments in subsidiaries, and creation and maintenance of optional and required reserves.

KEEP WELL AGREEMENT WITH FUJI BANK

  The Company entered into a Keep Well Agreement (as amended from time to time, the "Keep Well Agreement") with Fuji Bank on April 23, 1983 in order to assist the Company in maintaining its credit rating. The Keep Well Agreement was amended and supplemented on January 26, 1984, in connection with the consummation of the purchase of the Company by Fuji Bank and has been amended since that date from time to time. Most recently, on June 17, 1997, the Keep Well Agreement was amended in connection with the Company's offering of its Fixed Rate Noncumulative Perpetual Senior Preferred Stock, Series B, $.01 par value ("Series B Preferred Stock"). The Keep Well Agreement shall not be terminated prior to the date (the "Termination Date") which is the earlier of
(i) December 31, 2007 and (ii) the date on which the Company has received written certifications from Moody's Investor Service, Inc. ("Moody's") and Standard & Poor's Corporation ("S&P") that, upon termination of the Keep Well Agreement, the ratings on the Company's senior unsecured indebtedness without the support provided by the Keep Well Agreement will be no lower than such ratings with the support of the Keep Well Agreement, but in no event shall the Termination Date be earlier than December 31, 2002. In addition, the Keep Well Agreement includes certain restrictions on termination relating to the Company's 8 1/8% Cumulative Perpetual Senior Preferred Stock, Series A, $.01 par value ("Series A Preferred Stock"), the Series B Preferred Stock and any fixed rate noncumulative perpetual Senior Preferred Stock issued in exchange for the Series B Preferred Stock ("B Exchange Preferred Stock"), which restrictions are discussed below.

  The Keep Well Agreement provides that Fuji Bank will maintain the Company's net worth in an amount equal to $500 million. Accordingly, if the Company should determine, at the close of any month, that its net worth is less than $500 million, then Fuji Bank will purchase, or cause one of its subsidiaries to purchase, shares of the Company's NW Preferred Stock, Class B, no par value ("NW Preferred Stock"), in an amount necessary to increase the Company's net worth to $500 million. The NW Preferred Stock is a series of the Company's preferred stock, no par value per share ("Junior Preferred Stock"), and, accordingly, if and when issued will rank junior to the Series A Preferred Stock, Series B Preferred Stock, any B Exchange Preferred Stock and any other Senior Preferred Stock issued by the Company in the future (including any Senior Preferred Stock offered hereby) as to payment of dividends, and in all other respects. If and when the NW Preferred Stock is issued, dividends thereon will be noncumulative and will be payable (if declared) quarterly at a rate per annum equal to 1% over the three-month London Inter-bank Offered Rate. Such dividends will not be paid during a default in the payment of principal or interest on any of the outstanding indebtedness for money borrowed by the Company. Subject to certain conditions, the NW Preferred Stock will be redeemable, at the option of the holder, within a specified period of time after the end of a calendar quarter in an aggregate amount not greater than the excess of the net worth of the Company as of the end of such calendar quarter over $500 million. See "Description of Existing Preferred Stock--NW Preferred Stock."

  The Keep Well Agreement further provides that if the Company should lack sufficient cash, other liquid assets or credit facilities to meet its payment obligations on its commercial paper, then Fuji Bank will lend the Company up to $500 million (the "Liquidity Commitment"), payable on demand, which the Company may use only for the purpose of meeting such payment obligations. Any such loan by Fuji Bank to the Company (a "Liquidity Advance") will bear interest at a fluctuating interest rate per annum equal to the announced prime commercial lending rate of Morgan Guaranty Trust Company of New York plus 0.25% per annum. Each Liquidity Advance will be repayable on demand at any time after the business day following the 29th day after such Liquidity Advance was made. No repayment of the Liquidity Advance will be made during a period of default in the payment of the Company's senior indebtedness for borrowed money.

  No Liquidity Advances or purchases of NW Preferred Stock have been made by Fuji Bank under the Keep Well Agreement; other infusions of capital in the Company have been made by the Parent, the last one of which occurred in 1992.

  Under the Keep Well Agreement, the Company has covenanted to maintain, and Fuji Bank has undertaken to assure that the Company will maintain, unused short-term lines of credit, asset sales facilities and committed credit facilities in an amount approximately equal to 75% of the amount of its commercial paper obligations from time to time outstanding. In addition, under the Keep Well Agreement, neither Fuji Bank nor any of its subsidiaries can sell, pledge or otherwise dispose of shares of Common Stock of the Company, or permit the Company to issue shares of its Common Stock, except to Fuji Bank or a Fuji Bank affiliate.

  Neither Fuji Bank nor the Company is permitted to terminate the Keep Well Agreement for any reason prior to the Termination Date. After the Termination Date, either Fuji Bank or the Company may terminate the Keep Well Agreement upon 30 business days' prior written notice, except as set forth below. So long as the Series A Preferred Stock is outstanding and held by third parties other than Fuji Bank, the Keep Well Agreement may not be terminated by either party unless the Company has received written certifications from Moody's and S&P that upon such termination the Series A Preferred Stock will be rated by them no lower than "a3" and "A-1," respectively. Additionally, so long as the Series B Preferred Stock or B Exchange Preferred Stock is outstanding and held by third parties other than Fuji Bank, the Keep Well Agreement may not be terminated by either party unless the Company has received written certifications from Moody's and S&P that upon such termination the Series B Preferred Stock or B Exchange Preferred Stock, as the case may be (or both the Series B Preferred Stock and B Exchange Preferred Stock if both are then outstanding), will be rated no lower than "baa1" and "BBB" by Moody's and S&P, respectively. For these purposes, the Series A Preferred Stock, Series B Preferred Stock or B Exchange Preferred Stock will no longer be deemed outstanding at such time as an effective notice of redemption of all of the Series A Preferred Stock, Series B Preferred Stock or B Exchange Preferred Stock, as the case may be, shall have been given by the Company and funds sufficient to effectuate such redemption shall have been deposited with the party designated for such purpose in the notice. So long as the Series A Preferred Stock is outstanding, if both Moody's and S&P shall discontinue rating the Series A Preferred Stock, then Goldman, Sachs & Co., or its successor, shall, within 30 days, select a nationally recognized substitute rating agency and identify the comparable ratings from such agency. So long as the Series A Preferred Stock is no longer outstanding but the Series B Preferred Stock or B Exchange Preferred Stock is outstanding, if both Moody's and S&P shall discontinue rating the Series B Preferred Stock or B Exchange Preferred Stock, as the case may be, then Lehman Brothers Inc., or its successor, shall, within 30 days, select a nationally recognized substitute rating agency and identify the comparable ratings from such agency. Any termination of the Keep Well Agreement by the Company must be consented to by Fuji Bank. Any such termination will not relieve the Company of its obligations in respect of any NW Preferred Stock outstanding on the date of termination or the dividends thereon, any amounts owed in respect of Liquidity Advances on the date of termination or the unpaid principal or interest on those Liquidity Advances or Fuji Bank's fee relating to the Liquidity Commitment. Any such termination will not adversely affect the Company's commercial paper obligations outstanding on the date of termination. The Keep Well Agreement can be modified or amended by a written agreement of Fuji Bank and the Company. However, no such modification or amendment may change the prohibition against termination before the Termination Date or the other restrictions on termination or adversely affect the Company's then-outstanding commercial paper obligations.

  Under the Keep Well Agreement, the Company's commercial paper obligations and any other debt instruments are solely the obligations of the Company. The Keep Well Agreement is not a guarantee by Fuji Bank of the payment of the Company's commercial paper obligations, indebtedness, liabilities or obligations of any kind.

                                USE OF PROCEEDS

  Except as otherwise provided in a Prospectus Supplement, the net proceeds from the sale of the Securities will be added to the general funds of the Company and will be available for the repayment of short-term borrowings and for other corporate purposes. From time to time, the Company may engage in additional public or private financings of a character and amount that the Company may deem appropriate.

                            SELECTED FINANCIAL DATA

  The following selected financial data of the Company and its consolidated subsidiaries have been derived from information contained in, and should be read in conjunction with, the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and the Company's Quarterly Report on Form 10-Q for the six months ended June 30, 1997. The data presented below for, and as of the end of, each of the years in the five-year period ended December 31, 1996 are derived from the audited consolidated financial statements of the Company and its subsidiaries. The data presented below for, and as of the end of, the six months ended June 30, 1997 and 1996 are derived from unaudited financial statements and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for the periods.

                              FOR THE SIX
                              MONTHS ENDED
                                JUNE 30,     FOR THE YEAR ENDED DECEMBER 31,
                             -------------- ----------------------------------
                              1997    1996   1996   1995   1994   1993   1992
                             ------- ------ ------ ------ ------ ------ ------
                                           (DOLLARS IN MILLIONS)
Income Statement Data:
 Interest income............ $   446 $  400 $  807 $  851 $  702 $  620 $  634
 Interest expense...........     247    223    452    464    336    264    295
                             ------- ------ ------ ------ ------ ------ ------
   Net interest income......     199    177    355    387    366    356    339
 Fees and other income......      79     37     79    148    117     88     52
 Factoring commissions......      43     26     55     50     55     50     49
 Income of international
  joint ventures............      19     20     44     35     21     23     26
                             ------- ------ ------ ------ ------ ------ ------
   Operating revenues.......     340    260    533    620    557    517    466
 Operating expenses.........     152    119    247    216    195    174    169
 Provision for losses.......      56     49    103    223    188    210    252
                             ------- ------ ------ ------ ------ ------ ------
   Income before income
    taxes, minority interest
    and change in accounting
    principle...............     132     92    183    181    174    133     45
 Income tax
  provision/(benefit).......      45     21     43     49     51     11     (5)
 Minority interest in
  income of Heller
  International Group,
  Inc.......................       4      2      7      7      5      5      3
                             ------- ------ ------ ------ ------ ------ ------
   Income before change in
    accounting principle....      83     69    133    125    118    117     47
 Cumulative effect of a
  change in accounting
  principle for income
  taxes.....................     --     --     --     --     --     --      41
                             ------- ------ ------ ------ ------ ------ ------
   Net income............... $    83 $   69 $  133 $  125 $  118 $  117 $   88
                             ======= ====== ====== ====== ====== ====== ======
   Common dividends paid.... $    28 $   24 $   56 $   52 $   20 $  --  $  --
                             ======= ====== ====== ====== ====== ====== ======
                                JUNE 30,               DECEMBER 31,
                             -------------- ----------------------------------
                              1997    1996   1996   1995   1994   1993   1992
                             ------- ------ ------ ------ ------ ------ ------
                                           (DOLLARS IN MILLIONS)
Balance Sheet Data:
 Receivables................ $10,109 $8,167 $8,529 $8,085 $7,616 $7,062 $7,465
 Allowance for losses of
  receivables...............     250    230    225    229    231    221    224
 Investments................     881    771    805    693    634    370    280
 Investment in
  international joint
  ventures..................     193    235    272    233    174    144    140
 Total assets............... $11,608 $9,475 $9,926 $9,638 $8,476 $7,913 $7,952
                             ======= ====== ====== ====== ====== ====== ======
 Senior debt:
   Commercial paper and
    short-term borrowings... $ 3,826 $2,440 $2,745 $2,223 $2,451 $1,981 $2,422
   Notes and debentures.....   4,600  4,768  4,761  5,145  3,930  3,893  3,521
 Junior subordinated debt...     --     --     --     --     --      75    225
                             ------- ------ ------ ------ ------ ------ ------
   Total debt............... $ 8,426 $7,208 $7,506 $7,368 $6,381 $5,949 $6,168
                             ======= ====== ====== ====== ====== ====== ======
 Total liabilities.......... $ 9,907 $7,997 $8,402 $8,208 $7,107 $6,625 $6,777
 Preferred stock............     275    150    150    150    150    150    150
 Common equity..............   1,368  1,276  1,317  1,234  1,180  1,103    994
                             ------- ------ ------ ------ ------ ------ ------
   Total stockholders'
    equity.................. $ 1,643 $1,426 $1,467 $1,384 $1,330 $1,253 $1,144
                             ======= ====== ====== ====== ====== ====== ======
 Ratio of commercial paper
  and short-term borrowings
  to total debt.............     45%    34%    37%    30%    38%    33%    39%
                             ======= ====== ====== ====== ====== ====== ======
 Ratio of debt (net of
  short-term investments)
  to total stockholders'
  equity....................    5.0x   4.8x   5.0x   5.0x   4.7x   4.7x   5.4x
                             ======= ====== ====== ====== ====== ====== ======

              RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
             COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

  The following table sets forth the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the Company and its consolidated subsidiaries for the periods indicated.

                                      FOR THE SIX
                                        MONTHS
                                      ENDED JUNE   FOR THE YEAR ENDED DECEMBER
                                          30,                  31,
                                      ----------- -----------------------------
                                      1997  1996  1996  1995  1994  1993  1992
                                      ----- ----- ----- ----- ----- ----- -----
Ratio of earnings to fixed
 charges(1).......................... 1.53x 1.41x 1.40x 1.38x 1.51x 1.49x 1.15x
Ratio of earnings to combined fixed
 charges and preferred stock
 dividends(2)........................ 1.48x 1.36x 1.35x 1.34x 1.44x 1.43x 1.14x

--------
(1) The ratio of earnings to fixed charges is calculated by dividing (i) income before income taxes, the minority interest in Heller International income and fixed charges by (ii) fixed charges. Fixed charges consist of interest on all indebtedness and one-third of annual rentals (approximate portion representing interest).
(2) The ratio of earnings to combined fixed charges and preferred stock dividends is calculated by dividing (i) income before income taxes, the minority interest in Heller International income and fixed charges by (ii) fixed charges plus preferred stock dividends.

                        DESCRIPTION OF DEBT SECURITIES

  The following description sets forth certain general terms and provisions of the indentures under which the Debt Securities are to be issued. The particular terms of each issue of Debt Securities (the "Offered Debt Securities"), as well as any modifications or additions to such general terms that may apply in the case of such Offered Debt Securities, will be described in the Prospectus Supplement relating to such Offered Debt Securities and will be set forth in a filing with the Commission. Accordingly, for a description of the terms of a particular issue of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and to the following description.

  The Debt Securities will be unsecured general obligations of the Company, and may be senior Debt Securities ("Senior Debt Securities"), subordinated Debt Securities ("Subordinated Debt Securities") or junior subordinated Debt Securities ("Junior Subordinated Debt Securities"). None of the Company's outstanding Debt Securities are, and none of the Debt Securities will be, guaranteed by Fuji Bank. The Senior Debt Securities will be issued under an indenture dated as of September 1, 1995, as amended, between the Company and State Street Bank and Trust Company ("State Street"), as successor to Shawmut Bank Connecticut, National Association ("Shawmut"), as trustee (such indenture, as at any time amended, being referred to herein as the "Senior Indenture"); the Subordinated Debt Securities will be issued under an indenture dated as of September 1, 1995, as amended, between the Company and State Street, as successor to Shawmut, as trustee (such indenture, as at any time amended, being referred to herein as the "Subordinated Indenture"); and the Junior Subordinated Debt Securities will be issued under an indenture dated as of September 1, 1995, as amended, between the Company and State Street, as successor to Shawmut, as trustee (such indenture being referred to as the "Junior Subordinated Indenture"). The Senior Indenture, the Subordinated Indenture and the Junior Subordinated Indenture are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures." The trustee under each Indenture (and any successor thereto under each Indenture) is referred to herein as the "Trustee." The statements under this caption relating to the Debt Securities and the Indentures are summaries only and do not purport to be complete. All section references appearing herein are to sections of the applicable Indenture or Indentures, and capitalized terms not defined herein shall have the meanings ascribed to them in the applicable Indenture or Indentures. Wherever particular provisions of the Indentures are referred to, such provisions are incorporated by reference as part of the statements made herein, and such statements are qualified in their entirety by such reference. Copies of the Senior Indenture, the Subordinated Indenture and the

Junior Subordinated Indenture have been filed with the Commission as exhibits to the Registration Statement and are available from the offices of the Commission as referred to under "Available Information."

  There is no requirement that future issues of debt securities of the Company be issued under any of the Indentures, and the Company will be free to employ other indentures or documentation containing provisions different from those included in the Indentures or applicable to one or more issues of Offered Debt Securities, in connection with future issues of such other debt securities.

PROVISIONS APPLICABLE TO SENIOR, SUBORDINATED AND JUNIOR SUBORDINATED DEBT SECURITIES

 General

  Each Indenture provides that the Debt Securities issued thereunder may be issued without limit as to aggregate principal amount, in one or more series, and may be denominated in any currency or currency unit, in each case as established from time to time in, or pursuant to authority granted by, a resolution of the Board of Directors of the Company or as established in one or more indentures supplemental to such Indenture. (Section 3.01). Each Indenture also provides that there may be more than one Trustee under such Indenture, each with respect to one or more series of Debt Securities. The Trustee under any Indenture may resign or be removed with respect to one or more series of Debt Securities issued under such Indenture, and a successor Trustee may be appointed to act with respect to such series. (Section 8.10). If two or more persons are acting as Trustee with respect to different series of Debt Securities issued under the same Indenture, each such Trustee shall be a Trustee of a trust under such Indenture separate and apart from the trust administered by any other such Trustee (Section 8.11), and any action described herein to be taken by the "Trustee" may then be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under such Indenture.

  Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered hereby for the following terms of the Offered Debt Securities: (i) the title of the Offered Debt Securities and whether such Offered Debt Securities will be Senior Debt, Subordinated Debt or Junior Subordinated Debt; (ii) any limit on the aggregate principal amount of the Offered Debt Securities; (iii) the percentage of their principal amount for which the Offered Debt Securities will be issued; (iv) the date or dates on which the principal of (and premium, if any, on) the Offered Debt Securities will be payable; (v) the rate or rates (which may be fixed or variable) per annum, or the method by which such rate or rates shall be determined, at which the Offered Debt Securities will bear interest, if any; (vi) if other than U.S. Dollars, the currency or currencies or currency unit or units for which the Offered Debt Securities may be purchased and the currency or currencies or currency unit or units in which the principal of, and premium, if any, and interest, if any, on, such Offered Debt Securities may be payable; (vii) the date or dates from which any such interest will accrue, the date or dates on which any such interest will be payable and the regular record dates for such interest payments; (viii) the place or places where the principal of, and premium, if any, and interest, if any, on, the Offered Debt Securities will be payable; (ix) the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Debt Securities may be redeemed, in whole or in part, at the option of the Company, pursuant to any sinking fund or otherwise, if the Company is to have such an option, and whether any special terms and conditions of redemption shall apply if the Offered Debt Securities are Registered Securities (as hereinafter defined) or Unregistered Securities (as hereinafter defined); (x) the obligation, if any, of the Company to redeem, repay or purchase the Offered Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation; (xi) the terms for conversion or exchange, if any; (xii) any Events of Default with respect to the Offered Debt Securities in addition to those set forth under "Events of Default, Notice and Waiver" below; (xiii) the securities exchange or market, if any, on which the Offered Debt Securities will be listed; and (xiv) any other terms of the Offered Debt Securities not inconsistent with the provisions of the respective Indenture.

  The Company will comply with Rule 14e-1 promulgated under the Exchange Act, and any other tender offer rules under the 1934 Act which may then be applicable in connection with any obligation of the Company to purchase Offered Debt Securities at the option of the Holders thereof. Any such obligation applicable to an issue of Securities will be described in the Prospectus Supplement relating thereto.

  The Debt Securities may be issued in fully registered form without coupons ("Fully Registered Securities"), or in a form registered as to principal only with coupons ("Registered Securities") or in bearer form with or without coupons ("Unregistered Securities"). The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable Prospectus Supplement. The specific depositary arrangement with respect to a series of Offered Debt Securities or any part thereof will be described in the applicable Prospectus Supplement. Unless otherwise specified in the Prospectus Supplement, the Offered Debt Securities will be issued only as Fully Registered Securities in denominations of $1,000 and any integral multiple thereof and will be payable in U.S. dollars. (Section 3.02).

  An investment in Offered Debt Securities indexed, as to principal or interest or both, to one or more values of currencies (including exchange rates between currencies), commodities or interest rate indices entails significant risks that are not associated with similar investments in a conventional fixed-rate debt security. If the interest rate of such an Offered Debt Security is so indexed, it may result in an interest rate that is less than that payable on a conventional fixed-rate debt security issued at the same time, including the possibility that no interest will be paid, and, if the principal amount of such an Offered Debt Security is so indexed, the principal amount payable at maturity may be less than the original purchase price of such Offered Debt Security if allowed pursuant to the terms of such Offered Debt Security, including the possibility that no principal will be paid. The secondary market for such Offered Debt Securities will be affected by a number of factors, independent of the creditworthiness of the Company and the value of the applicable currency, commodity or interest rate index, including the volatility of the applicable currency, commodity or interest rate index, the time remaining to the maturity of such Offered Debt Securities, the amount outstanding of such Offered Debt Securities and market interest rates. The value of the applicable currency, commodity or interest rate index depends on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. Additionally, if the formula used to determine the principal amount or interest payable with respect to such Offered Debt Securities contains a multiple or leverage factor, the effect of any change in the applicable currency, commodity or interest rate index will be increased. The historical experience of the relevant currencies, commodities or interest rate indices should not be taken as an indication of future performance of such currencies, commodities or interest rate indices during the term of any Offered Debt Security. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in such Offered Debt Securities and the suitability of such Offered Debt Securities in light of their particular circumstances.

  One or more series of Offered Debt Securities may be sold at a discount (which may be substantial) below their stated principal amount or bear no interest or interest at a rate which at the time of issuance is below market rates ("Original Issue Discount Securities"). Special federal income tax, accounting and other considerations applicable thereto will be described in the Prospectus Supplement relating to any such Offered Debt Securities.

  If any of the Offered Debt Securities are sold for any foreign currency or foreign currency unit or if the principal of, and premium, if any, and interest, if any, on, any series of Offered Debt Securities are payable in any foreign currency or foreign currency unit, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Offered Debt Securities and such foreign currency or currency unit will be set forth in the Prospectus Supplement relating thereto.

  The Debt Securities will be unsecured obligations of the Company. None of the Company's outstanding debt securities are, and none of the Debt Securities will be, guaranteed by Fuji Bank.

Certain Definitions

  The following terms are defined in each Indenture. (Sections 1.01 and 12.07).

  The term "Consolidated Net Tangible Assets" is defined to mean the total of all assets reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries, prepared in accordance with generally accepted accounting principles, at their net book values (after deducting related depreciation, depletion, amortization and all other valuation reserves which, in accordance with such principles, should be set aside in connection with the business conducted), but excluding goodwill, unamortized debt discount and all other like segregated intangible assets, and amounts on the asset side of such balance sheet for capital stock of the Company, all as determined in accordance with such principles, less the aggregate of the current liabilities of the Company and its consolidated Subsidiaries reflected on such balance sheet, all as determined in accordance with such principles. For purposes of this definition, "current liabilities" include all indebtedness for money borrowed, incurred, issued, assumed or guaranteed by the Company and its consolidated Subsidiaries, credit balances of factoring clients and other payables and accruals, in each case payable on demand or due within one year of the date of determination of Consolidated Net Tangible Assets, all as reflected on such consolidated balance sheet of the Company and its consolidated Subsidiaries, prepared in accordance with generally accepted accounting principles.

  The term "Debt" is defined to mean all liabilities, whether issued or assumed, in respect of money borrowed, whether or not evidenced by notes, debentures or other like written obligations to pay money, and all guarantees in respect of money borrowed by third persons, whether or not evidenced by notes, debentures or other like written obligations of such third persons to pay money.

  The term "Finance Business" is defined to mean the business of making loans, extending credit, or providing financial accommodations to any person and such activities as may be incidental thereto, including, but not limited to: the purchase of obligations growing out of the sale or lease of all types of consumer, commercial and industrial property; the making of loans to individuals and business enterprises, including the extension of wholesale or floor plan accommodations to permit distributors and dealers to carry inventories for resale; factoring; leasing of tangible personal property to others; mortgage brokerage and servicing; and other business of a similar character to the extent that other companies similarly situated, within the limits of sound trade practice, may have heretofore engaged or may hereafter engage in such other business.

  The term "Junior Subordinated Debt" is defined to mean all Debt of the Company which is by its terms made subordinate and junior to Senior Debt and Subordinated Debt.

  The term "Lien" is defined to mean any mortgage, pledge, security interest or lien.

  The term "Restricted Subsidiary" is defined to mean any Subsidiary of the Company or of a Restricted Subsidiary (i) which is primarily engaged in the Finance Business, (ii) which conducts such Finance Business primarily in the United States and (iii) of which the Company and/or a Restricted Subsidiary owns 51% or more of each class of its Voting Stock.

  The term "Senior Debt" is defined to mean all Debt of the Company which is not by its terms made subordinate or junior in right of payment with respect to the general assets of the Company to any other Debt of the Company.

  The term "Subordinated Debt" is defined to mean all Debt of the Company which is by its terms made subordinate or junior in right of payment to any other Debt of the Company, except Junior Subordinated Debt.

  The term "Subsidiary" is defined to mean any corporation of which more than 50% of the Voting Stock, other than directors' qualifying shares (if any), shall at the time be owned by the Company and/or one or more Subsidiaries.

  The term "Voting Stock" is defined to mean stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

 Certain Restrictions

  The Company agrees in each Indenture that it will not, and will not permit any Restricted Subsidiary to, create, incur or assume any Lien on property of any character of the Company or any Restricted Subsidiary to secure indebtedness for money borrowed, incurred, issued, assumed or guaranteed by the Company or any Restricted Subsidiary ("indebtedness") unless: (i) the Lien equally and ratably secures the Debt Securities and the indebtedness (subject, in the case of Debt Securities constituting either Subordinated Debt or Junior Subordinated Debt, to subordination of respective rights of payment as provided in the Subordinated Indenture or the Junior Subordinated Indenture, as the case may be); or (ii) the Lien is on property or shares of stock of a corporation at the time the corporation becomes a Restricted Subsidiary or merges into or consolidates with the Company or a Restricted Subsidiary; or
(iii) the Lien is on property at the time the Company or a Restricted Subsidiary acquires the property; or (iv) the Lien secures indebtedness incurred to finance all or part of the purchase price or cost of construction of property of the Company or a Restricted Subsidiary; or (v) the Lien secures indebtedness of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary; or (vi) the Lien is on property of a person at the time the person transfers or leases all or substantially all of its assets to the Company or a Restricted Subsidiary; or (vii) the Lien is in favor of a government or governmental entity and is for taxes or assessments or secures payments pursuant to a contract or statute; or (viii) the Lien arises out of a judgment, decree or court order or the Lien arises in connection with other proceedings or actions at law or in equity; or (ix) the Lien is on receivables of the Company, or cash, deposited or otherwise subjected to a Lien as a basis for the issuance of bankers' acceptances or letters of credit in connection with any financing of customers' operations by the Company or any Restricted Subsidiary; or (x) the Lien is on property (or any receivables arising in connection with the lease thereof) acquired by the Company or a Restricted Subsidiary through repossession, foreclosure or like proceeding and secures indebtedness incurred at the time of such acquisition or at any time thereafter to finance all or part of the cost of maintenance, improvement or construction relating thereto; or (xi) the Lien is created in favor of the Small Business Administration on property owned by a Restricted Subsidiary which is organized as a small business investment company under Title 15, 681, of the United States Code; or (xii) the Lien extends, renews or replaces in whole or in part a Lien enumerated in clauses (i) through (xi) above; or
(xiii) the Lien secures indebtedness of the Company or a Restricted Subsidiary and the sum of the following does not exceed 10% of Consolidated Net Tangible
Assets: (x) such indebtedness plus (y) other indebtedness of the Company and its Restricted Subsidiaries secured by Liens on property of the Company and its Restricted Subsidiaries, excluding indebtedness secured by a Lien existing as of the date of the Indenture and excluding indebtedness secured by a Lien permitted by one of clauses (i) through (xii) above. (Section 12.07).

  Each Indenture provides that the Company may omit in any particular instance to comply with any part or the entirety of the foregoing restriction on Liens if the Holders of at least a majority in principal amount of the Offered Debt Securities at the time Outstanding of each series that is affected thereby shall either waive such compliance in such instance or generally waive compliance. (Section 12.08).

  None of the Indentures limits the amount of Senior Debt, Subordinated Debt or Junior Subordinated Debt that may be incurred by the Company. However, under certain restrictive provisions of other indentures and agreements, the Company has covenanted that it will not at any time permit the aggregate principal amount of all Debt which is reflected on the consolidated balance sheets of the Company to exceed 10 times consolidated stockholders' equity, determined in accordance with generally accepted accounting principles. The foregoing provisions are contained in certain indentures and agreements of varying terms, the longest of which is currently scheduled to expire on May 15, 2002. None of the Indentures affects the Company's ability to terminate or amend such provisions prior to such date.

 Mergers, Consolidations and Transfers of Assets

  Each Indenture provides that the Company will not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (a) the corporation formed by such consolidation or into which the Company is merged or the person which shall have acquired by conveyance or transfer, or which leases such properties and assets is a corporation, partnership, limited liability company or trust organized and existing under the laws of any United States jurisdiction, and shall assume payment of the principal of, and premium, if any, and interest, if any, on, the Debt Securities and the performance or observance of every covenant to be performed or observed by the Company under the Indentures, (b) immediately thereafter, no Event of Default (or event which, with notice or lapse of time, or both, would be such) shall have occurred and be continuing and (c) certain other conditions have been met. (Section 10.01). If any such transaction were to occur, then, provided that all such conditions were satisfied, the Company would (except in the case of a lease) be discharged from all of its obligations and covenants under the Indenture and the Debt Securities. (Section 10.02).

 Payment and Transfer

  Principal of, and premium, if any, and interest, if any, on, Fully Registered Securities is to be payable at the Corporate Trust Office of the Trustee under the applicable Indenture or any other office maintained by the Company for such purposes, provided that payment of interest, if any, on Fully Registered Securities may be made at the option of the Company by check mailed to the persons in whose names such Debt Securities are registered at the close of business on the day or days specified in the applicable Prospectus Supplement. (Sections 3.08, 3.12). The principal of, and premium, if any, and interest, if any, on, Offered Debt Securities in other forms will be payable in such manner and at such place or places as may be designated by the Company and specified in the applicable Prospectus Supplement. (Section 3.12).

  Fully Registered Securities may be transferred or exchanged at the Corporate Trust Office of the Trustee under the applicable Indenture or at any other office or agency maintained by the Company for such purposes, subject to the limitations in the applicable Indenture, without the payment of any service charge except for any tax or governmental charge incidental thereto. Provisions with respect to the transfer and exchange of Offered Debt Securities in other forms will be set forth in the applicable Prospectus Supplement. (Section 3.05).

 Book Entry, Delivery and Form

  If the accompanying Prospectus Supplement so indicates, the Offered Debt Securities will be represented by one or more certificates in registered, global form (the "Global Securities"). The Global Security representing Offered Debt Securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC") in New York, New York or other successor depositary appointed by the Company (DTC or such other depositary is herein referred to as the "Depositary") and registered in the name of the Depositary or its nominee.

  DTC currently limits the maximum denomination of any single Global Security to $200,000,000. Therefore, for purposes hereof, "Global Security" refers to the Global Security or Global Securities representing the entire issue of Offered Debt Securities.

  DTC has advised the Company and any underwriters, dealers or agents named in the accompanying Prospectus Supplement as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants (the "Participants") and to facilitate the clearance and settlement of securities transactions among its Participants in such securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to other entities, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a Participant, either directly or indirectly.

  Ownership of beneficial interests in Debt Securities represented by a Global Security (each, a "Book-Entry Debt Security") will be limited to Participants or persons that may hold interests through Participants. Upon deposit of a Global Debt Security, the Depositary will credit, on its book-entry registration and transfer system, the Participants' accounts with the respective principal amounts of the Book-Entry Debt Securities represented by such Global Debt Security beneficially owned by such Participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such Book-Entry Debt Securities. Ownership of Book-Entry Debt Securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for the related Global Debt Security (with respect to interests of Participants) and on the records of Participants (with respect to interests of persons holding through Participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interest in Book-Entry Debt Securities.

  So long as the Depositary for a Global Debt Security, or its nominee, is the registered owner of such Global Debt Security, the Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Book-Entry Debt Securities represented by such Global Debt Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in Book-Entry Debt Securities will not be entitled to have such securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing such securities and will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, approvals or instructions to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in Book-Entry Securities represented by a Global Debt Security to pledge such interest to persons or entities that do not participate in the Depositary's system, or to otherwise take actions with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest. Accordingly, each person owning Book-Entry Debt Securities must rely on the procedures of the Depositary for the related Global Debt Security and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture.

  The Company understands that, under existing industry practice, if a Company requests any action of Holders or an owner of a beneficial interest in a Global Debt Security desires to give any notice or take any action a Holder is entitled to give or take under the Indenture, the Depositary will authorize the Participants on whose behalf it holds a Global Debt Security to give such notice or take such action, and Participants will authorize beneficial owners owning through such Participants to give such notice or take such action or will otherwise act upon the instructions of beneficial owners owning through them. The Indentures provide that the Company, the Trustee and their respective agents will treat as the Holders of a Debt Security the persons specified in a written statement of the Depositary with respect to such Global Debt Security for purposes of obtaining any consents or directions required to be given by Holders of the Debt Securities pursuant to the Indentures.

  Payments of principal of, and premium, if any, and interest, if any, on, Book-Entry Debt Securities will be made by the Company through the Trustee under the applicable Indenture, or a paying agent (the "Paying Agent"), which may also be the Trustee under the applicable Indenture, to the Depositary or its nominee, as the case may be, as the registered Holder of the related Global Debt Security. Under the terms of the Indentures, the Company and the Trustee may treat the persons in whose names the Offered Debt Securities, including the Global Debt Security, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of the Company, the Trustee or the Paying Agent or any agent of the Trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of beneficial ownership interests in, such Global Debt Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company expects that the Depositary, upon receipt of any payment of principal of, or premium or interest, if any, on, a Global Debt Security, will immediately credit Participants' accounts with payments in amounts proportionate to the respective amounts of Book-Entry Debt Securities held by each such Participant as shown on the records of the Depositary. The Company also expects that payments by Participants to owners of beneficial interests in Book-Entry Debt Securities held through such Participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the Participants.

  If the Depositary is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by the Company within 90 days, certificates representing the Offered Debt Securities in definitive form will be issued to each person that the Depositary identifies as the beneficial owner of the Book-Entry Debt Securities represented by the Global Debt Security.

  Neither the Company nor the Trustee shall be liable for any delay by the Depositary or any Participant or any person that may hold interests through a Participant in identifying the beneficial owners of the Book-Entry Debt Securities, and the Company and the Trustee may conclusively rely on, and shall be protected in relying on, instructions from the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Book-Entry Debt Securities to be issued).

  The foregoing information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that the Company believes to be reliable. The Company takes no responsibility for the accuracy of such information or the performance by the Depositary or its Participants of their respective obligations as described hereunder or under the rules and procedures governing their respective operations.

 Same-Day Settlement

  If the accompanying Prospectus Supplement so indicates, settlement for Offered Debt Securities will be made by the underwriters, dealers or agents in immediately available funds and all applicable payments of principal and interest on Offered Debt Securities will be made by the Company in immediately available funds. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, Debt Securities subject to settlement in immediately available funds will trade in the Depositary's Same-Day Funds Settlement System until maturity, and secondary market trading activity in Offered Debt Securities will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in Offered Debt Securities.

 Events of Default, Notice and Waiver

  Except as may otherwise be set forth in the applicable Prospectus Supplement with respect to any series of Offered Debt Securities, each Indenture provides that the following events are Events of Default with respect to any series of Offered Debt Securities issued thereunder: (a) default in the payment of the principal of (or premium, if any, on) any Offered Debt Security of such series at its maturity, upon redemption (if applicable) or otherwise; (b) default for 30 days in the payment of any installment of interest on any Offered Debt Security of such series; (c) default for 60 days after written notice in the performance of any other covenant in respect of the Offered Debt Securities of such series contained in such Indenture or in such Offered Debt Securities; (d)
(i) an Event of Default with respect to any other series of Offered Debt Securities issued pursuant to such Indenture, or (ii) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed, issued, assumed or guaranteed by the Company having unpaid principal in excess of $2,000,000 or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any such indebtedness for money borrowed, whether such indebtedness now exists or shall hereafter be created, which Event of Default or default, as the case may be, in either such case, shall have resulted in such other series of Offered Debt Securities or such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such other series of Offered Debt Securities or such indebtedness having been discharged or such declaration of acceleration having been rescinded or annulled within a period of 60 days after there shall have been given, by registered or certified mail, to the Company by the Trustee, or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Securities of such series, a written notice specifying such Event of Default or default, as the case may be, and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a "Notice of Default" under the Indenture, unless at the end of such 60-day period and thereafter the Event of Default or default is being contested in good faith by the Company; (e) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or its property; and (f) any other Event of Default provided in, or pursuant to, the applicable resolution of the Board of Directors of the Company, or established in the supplemental indenture under which such series of Offered Debt Securities is issued. (Section 7.01). No Event of Default with respect to a particular series of Offered Debt Securities necessarily constitutes an Event of Default with respect to any other series of Offered Debt Securities issued under the same or another Indenture.

  Within 90 days after the occurrence of any default with respect to any series of Debt Securities, the Trustee for such series must give the Holders of such Debt Securities notice of all defaults of which it has knowledge and that have not been cured or waived. Nevertheless, the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of principal, premium or interest) if and so long as it determines in good faith that the withholding of such notice is in the best interest of such Holders. (Section 8.02).

  If an Event of Default with respect to any series of Debt Securities occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of such series may declare the principal thereof and accrued but unpaid interest thereon (or, in the case of a series of Original Issue Discount Securities, such portion of the principal amount as may be specified in the Prospectus Supplement respecting the offer and sale of such Debt Securities) to be due and payable immediately. (Section 7.02).

  Each Indenture contains a provision entitling the Trustee to be indemnified by the Holders of Offered Debt Securities issued thereunder before proceeding to exercise any right or power under such Indenture at the request of any Holders. (Section 8.03). Each Indenture provides that the Holders of a majority in principal amount of the outstanding Debt Securities of any series issued thereunder may, with certain exceptions, direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, with respect to the Debt Securities of such series. (Section 7.12). The right of a Holder to institute a proceeding with respect to the applicable Indenture is subject to certain conditions precedent, including notice and indemnity to the applicable Trustee, but each Holder has an absolute right to the receipt of principal, premium, if any, and interest, if any, at the respective Stated Maturities of the Debt Securities (or, in the case of a redemption, on the Redemption Date) or to institute suit for the enforcement thereof. (Sections 7.07 and 7.08).

  The Holders of at least a majority in principal amount of the outstanding Debt Securities of any series may, on behalf of the Holders of all such Debt Securities, waive any past default, except (a) a default in the payment of the principal of, or premium, if any, or interest, if any, on, any Debt Security of such series at maturity, upon redemption or otherwise, and (b) a default in respect of any covenant or provision of the applicable Indenture that cannot be amended or modified without the consent of the Holder of each of the outstanding Debt Securities affected. (Section 7.13).

  Each Indenture requires the Company to furnish to the applicable Trustee annual statements as to the fulfillment by the Company of its obligations under such Indenture. (Section 12.05).

 Modification of the Indentures

  The Company and the applicable Trustee, with the consent of the Holders of a majority in principal amount of each series of the Debt Securities at the time outstanding under the Indenture that is affected thereby, may enter into supplemental indentures for the purpose of amending or modifying, provisions of such Indenture or any indenture supplemental thereto; provided, however, that no such modification or amendment may, without the consent of the Holder of each of the outstanding Debt Securities affected thereby: (i) modify the terms of payment of principal or interest; (ii) reduce the above-stated percentage of Holders of outstanding Securities necessary to modify or amend such Indenture or to waive compliance by the Company with any restrictive covenant; or (iii) subordinate the indebtedness evidenced by the Debt Securities to any indebtedness of the Company other than to subordinate Subordinated Debt to Senior Debt or to subordinate Junior Subordinated Debt to Senior Debt and Subordinated Debt. (Section 11.02).

 Satisfaction and Discharge

  Each Indenture provides that the Company shall be discharged from its obligations under the Debt Securities of a series at any time prior to the Stated Maturity or redemption thereof when (a) the Company has irrevocably deposited with the Trustee, in trust, (i) sufficient funds in the currency or currency unit in which the Debt Securities are denominated to pay the principal of, and premium, if any, and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series, or (ii) such amount of direct obligations of, or obligations the principal of, and interest on, which are fully guaranteed by, the government which issued the currency in which the Debt Securities are denominated, and which are not subject to prepayment, redemption or call, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of, and premium, if any, and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series, (b) the Company has paid all other sums payable with respect to the Debt Securities of such series, (c) if the deposit occurs more than one year prior to the Stated Maturity or redemption of the Debt Securities of such series, the Company has delivered to the Trustee an opinion of recognized tax counsel to the effect that such deposit and discharge will not result in recognition by the Holders of the Debt Securities of such series of income, gain or loss for Federal income tax purposes (other than income, gain or loss which would have been recognized in like amount and at a like time absent such deposit and discharge) and (d) the Company has delivered to the Trustee an Opinion of Counsel as to certain other matters. Upon such discharge, the Holders of the Debt Securities of such series shall no longer be entitled to the benefits of the Indenture, except for the purposes of registration of transfer and exchange of the Debt Securities of such series, and replacement of lost, stolen or mutilated Debt Securities and shall look only to such deposited funds or obligations for payment. (Sections 6.01 and 6.03). However, each Indenture provides that, if the Trustee is unable to apply any money or obligations deposited with the Trustee by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, or by reason of the Trustee's inability to convert any such money or Government Obligations into the currency or currency unit required to be paid with respect to the Debt Securities of such series, the Company's obligations under the Indenture will be reinstated until such time as the Trustee is permitted to apply all such money and obligations in accordance with the provisions of such Indenture. (Section 6.04).

 The Trustee

  State Street Bank and Trust Company will serve as Trustee under the Senior Indenture, the Subordinated Indenture and the Junior Subordinated Indenture. Each Indenture contains certain limitations on the right of the Trustee, as a creditor of the Company, to obtain payment of claims in certain cases and to realize on certain property received with respect to any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions, except that, if it acquires any conflicting interest (as defined), it must eliminate such conflict or resign. The Trustee is trustee with respect to outstanding senior or subordinated unsecured debt securities of the Company previously issued under the Indentures and may from time to time perform certain other services for, including extending lines of credit to, the Company in the ordinary course of business.

PROVISIONS APPLICABLE SOLELY TO THE SENIOR DEBT SECURITIES

  The Senior Debt Securities will be issued under the Senior Indenture. Each series of Senior Debt Securities will constitute Senior Debt and will rank pari passu with each other series of Senior Debt Securities. All Subordinated Debt (including, but not limited to, all Subordinated Debt Securities) and all Junior Subordinated Debt (including, but not limited to, all Junior Subordinated Debt Securities) will be subordinated to the Senior Debt Securities.

PROVISIONS APPLICABLE SOLELY TO THE SUBORDINATED DEBT SECURITIES

  The Subordinated Debt Securities will be issued under the Subordinated Indenture. Each series of Subordinated Debt Securities will constitute Subordinated Debt and will rank pari passu with each other series of Subordinated Debt Securities. All Junior Subordinated Debt (including, but not limited to, all Junior Subordinated Debt Securities) will be subordinated to the Subordinated Debt Securities, and the Subordinated Debt Securities will be subordinated to all Senior Debt (including, but not limited to, all Senior Debt Securities).

  In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Company or to its property, or if any Subordinated Debt Security is declared due and payable because of the occurrence of an Event of Default, then, in either event, all principal of, and premium, if any, and interest, if any, on, all Senior Debt will be paid in full before any payment is made on such Subordinated Debt Security. (Section 14.01 of the Subordinated Indenture).

  If Subordinated Debt Securities are issued under the Subordinated Indenture, the aggregate principal amount of Senior Debt outstanding as of a recent date will be set forth in the applicable Prospectus Supplement. The applicable Prospectus Supplement will also set forth any limitation on the issuance by the Company of any additional Senior Debt.

PROVISIONS APPLICABLE SOLELY TO THE JUNIOR SUBORDINATED DEBT SECURITIES

  The Junior Debt Subordinated Securities will be issued under the Junior Subordinated Indenture. Each series of Junior Subordinated Securities will rank pari passu with each other series of Junior Debt Subordinated Securities. The Junior Subordinated Debt Securities will be subordinated to all Senior Debt (including, but not limited to, all Senior Debt Securities) and all Subordinated Debt (including, but not limited to, all Subordinated Debt Securities).

  In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Company or to its property, or if any Junior Subordinated Debt Security is declared due and payable because of the occurrence of an Event of Default, then, in either event, all principal of, and premium, if any, and interest, if any, on, all Senior Debt and all Subordinated Debt will be paid in full before any payment is made on such Junior Subordinated Debt Security. (Section 14.01 of the Junior Subordinated Indenture).

  If Junior Subordinated Debt Securities are issued under the Junior Subordinated Indenture, the aggregate principal amount of Senior Debt and Subordinated Debt outstanding as of a recent date will be set forth in the applicable Prospectus Supplement. The applicable Prospectus Supplement will also set forth any limitation on the issuance by the Company of any additional Senior Debt or Subordinated Debt.

  As of June 30, 1997, the aggregate principal amount of Senior Debt outstanding was $8.4 billion, and there was no outstanding Subordinated Debt or Junior Subordinated Debt.

                            DESCRIPTION OF WARRANTS

  The following statements with respect to the Warrants are summaries of, and subject to, the detailed provisions of a Warrant Agreement (the "Warrant Agreement") to be entered into by the Company and a warrant agent to be selected at the time of issue (the "Warrant Agent"), a form of which is filed with the Commission as an exhibit to the Registration Statement.

GENERAL

  The Warrants, evidenced by Warrant certificates (the "Warrant Certificates"), may be issued under the Warrant Agreement independently or together with any Debt Securities offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities. If Warrants are offered, the Prospectus Supplement will describe the terms of the Warrants, including the following: (i) the offering price, if any; (ii) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of the Warrants; (iii) if applicable, the designation and terms of the Debt Securities with which the Warrants are issued and the number of Warrants issued with each such Debt Security; (iv) if applicable, the date on and after which the Warrants and the related Debt Securities will be separately transferable; (v) the principal amount of Debt Securities purchasable upon exercise of one Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (vi) the date on which the right to exercise the Warrants shall commence and the date on which such right shall expire; (vii) federal income tax consequences; (viii) whether the Warrants represented by the Warrant Certificates will be issued in registered or bearer form; and (ix) any other terms of the Warrants.

  Warrant Certificates may be exchanged for new Warrant Certificates of different denominations and may (if in registered form) be presented for registration of transfer at the corporate trust office of the Warrant Agent or any co-Warrant Agent, which will be listed in the Prospectus Supplement, or at such other office as may be set forth therein. Warrant holders do not have any of the rights of Holders of Debt Securities and are not entitled to payments of principal of, and premium, if any, and interest, if any, on, such Debt Securities.

EXERCISE OF WARRANTS

  Warrants may be exercised by surrendering the Warrant Certificate at the corporate trust office of the Warrant Agent or at the corporate trust office of the co-Warrant Agent, if any, with the form of election to purchase on the reverse side of the Warrant Certificate properly completed and executed, and by payment in full of the exercise price, as set forth in the Prospectus Supplement. Upon the exercise of Warrants, the Warrant Agent or co-Warrant Agent, if any, will, as soon as practicable, deliver the Debt Securities in authorized denominations in accordance with the instructions of the exercising Warrantholder and at the sole cost and risk of such Holder. If less than all of the Warrants evidenced by the Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

  The following description of the capital stock of the Company is qualified in its entirety by reference to the Company's Amended and Restated Certificate of Incorporation, as amended (the "Restated Certificate"), which is filed with the Commission as an exhibit to the Registration Statement, and to the Certificates of Designation, Preferences and Rights relating to the Series A Preferred Stock and the Series B Preferred Stock, which have been filed with, and are available from the offices of, the Commission as referred to under "Available Information."

  The Restated Certificate authorizes the Company to issue 22,000,000 shares of capital stock, of which 1,999,000 shares shall be designated preferred stock, no par value per share ("Junior Preferred Stock"), 20,000,000 shares shall be designated senior preferred stock, $.01 par value per share ("Senior Preferred Stock" and, together with the Junior Preferred Stock, "Preferred Stock") and 1,000 shares shall be designated common stock, $.025 par value per share ("Common Stock"). As of October 1, 1997, there were 6,600,000 shares of Preferred Stock authorized and issued or reserved for issuance as follows:
5,000,000 shares of Series A Preferred Stock, a series of Senior Preferred Stock, 1,500,000 shares of Series B Preferred Stock, a series of Senior Preferred Stock, and 100,000 shares of NW Preferred Stock, a series of Junior Preferred Stock. As of October 1, 1997, 5,000,000 shares of Series A Preferred Stock, 1,500,000 shares of Series B Preferred Stock, no shares of NW Preferred Stock and 105 shares of Common Stock were issued and outstanding. All outstanding shares of Common Stock and Preferred Stock are fully paid and nonassessable, and any Senior Preferred Stock offered hereby will, upon full payment of the purchase price therefor, likewise be fully paid and nonassessable.

  Under the Restated Certificate, the Board of Directors of the Company may provide for the issuance of Senior or Junior Preferred Stock in one or more series from time to time, and the rights, preferences, privileges and restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, of the Senior Preferred Stock or Junior Preferred Stock of each series will be fixed or designated by the Board of Directors pursuant to a certificate of designation, preferences and rights without any further vote or action by the Company's stockholders, except as required pursuant to the terms of the Series A Preferred Stock and Series B Preferred Stock (and any fixed rate noncumulative perpetual Senior Preferred Stock issued in exchange therefor) as described below.

  The description of Senior Preferred Stock set forth below and the description of the terms of a particular series of Senior Preferred Stock that will be set forth in a Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to the Restated Certificate and the certificate of designation relating to such series, a form of which will be filed with the Commission. The specific terms of a particular series of Senior Preferred Stock offered hereby will be described in a Prospectus Supplement relating to such series and will include the following:

    (i) the maximum number of shares to constitute the series and the distinctive designation thereof;

    (ii) the annual dividend rate, if any, on shares of the series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate and whether dividends will be cumulative;

    (iii) whether the shares of the series will be redeemable and, if so, the price at and the terms and conditions on which the shares of the series may be redeemed, including the time during which shares of the series may be redeemed and any accumulated dividends thereon that the holders of shares of the series shall be entitled to receive upon the redemption thereof;

    (iv) the liquidation preference, if any, applicable to shares of the series;

    (v) whether the shares of the series will be subject to operation of a retirement or sinking fund and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of the series for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund;

    (vi) the terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of Senior Preferred Stock of the Company, or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

    (vii) the voting rights, if any, of the shares of the series; and

    (viii) any other preferences and relative, participating, optional or other special rights or qualifications, limitations or restrictions thereof.

EXISTING PREFERRED STOCK

 Series A Preferred Stock

  The Series A Preferred Stock has an annual dividend rate of 8.125%. Dividends are cumulative and payable quarterly. The Company is prohibited from declaring or paying cash dividends on Common Stock, Junior Preferred Stock or other series of Senior Preferred Stock on parity with the Series A Preferred Stock unless full cumulative dividends on all outstanding shares of Series A Preferred Stock for all past dividend periods have been paid. The Series A Preferred Stock is not redeemable prior to September 22, 2000. On or after that date, the Series A Preferred Stock will be redeemable at the option of the Company, in whole or in part, at a redemption price of $25 per share, plus accrued and unpaid dividends. Except as required by law and as set forth herein, the holders of Series A Preferred Stock have no voting rights. In case the Company shall be in arrears in the payment of six consecutive quarterly dividends on the outstanding Series A Preferred Stock, the holders of Series A Preferred Stock, voting separately as a class and in addition to any voting rights that holders of the Series A Preferred Stock shall have as required by law, shall have the exclusive right to elect two additional directors beyond the number to be elected by the stockholders at the next annual meeting of the stockholders called for the election of directors, and at every subsequent such meeting at which the terms of office of the directors so elected by the Series A Preferred Stock expire, provided such arrearage exists on the date of such meeting or subsequent meetings, as the case may be. Any such elected directors shall serve until the dividend default shall cease to exist. In addition, without the vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, the Company shall not (i) issue, from any class or series of stock now existing or to be created in the future, any shares of stock ranking senior to the outstanding shares of Series A Preferred Stock as to the payment of dividends and upon liquidation or (ii) amend the Restated Certificate or the Company's By-laws, as amended, if such amendment would increase or decrease the aggregate number of authorized shares of Series A Preferred Stock, increase or decrease the par value of the shares of Series A Preferred Stock or alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect the holders of the Series A Preferred Stock adversely. The Series A Preferred Stock carries a liquidation preference of $25 per share, plus accrued and unpaid dividends. The Series A Preferred Stock ranks senior with respect to payment of dividends and liquidation preferences to the Common Stock and Junior Preferred Stock.

 Series B Preferred Stock

  On June 17, 1997 (the "Issuance Date"), the Company issued 1,500,000 shares of Series B Preferred Stock at an offering price of $100.00 per share. Dividends on the Series B Preferred Stock are noncumulative and, if declared, will be payable at an annual rate of 6.687%. If one or more amendments to the Internal Revenue Code of 1986, as amended (the "Code"), are enacted that reduce the percentage of the dividends received reduction (currently 70%) as specified in Section 243(a)(1) of the Code or any successor provision, the amount of each dividend payable (if declared) per share of the Series B Preferred Stock shall be increased according to a formula set forth in the Certificate of Designation, Preferences and Rights relating to the Series B Preferred Stock. The Series B Preferred Stock is not redeemable prior to August 15, 2007. On and after such date, the Series B Preferred Stock is redeemable, in whole or in part, at the option of the Company, at $100.00 per share, plus an amount equal to the sum of all accrued and unpaid dividends (whether or not declared) for the then-current dividend period to the Redemption Date (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared). The Series B Preferred Stock is not entitled to the benefit of any sinking fund. Except as required by law and as set forth herein, the holders of Series B Preferred Stock have no voting rights. If dividends payable on any share or shares of the Series B Preferred Stock or on any other class or series of Senior Preferred Stock for which dividends are noncumulative ("Noncumulative Preferred Stock") ranking on a parity with the Series B Preferred Stock and upon which like voting rights have been conferred and are exercisable (excluding any class or series of Noncumulative Preferred Stock entitled to elect additional directors by a separate vote, "Voting Preferred Stock") have not been paid or declared and set aside for payment for the equivalent of six full quarterly dividend periods (whether or not consecutive), the number of directors of the Company will be increased by two (without duplication of any increase made pursuant to the terms of any other class or series of Voting Preferred Stock), and the holders of the Series B Preferred Stock, voting as a single class with the holders of the Voting Preferred Stock, will be entitled to elect such two directors to fill such newly-created directorships. Such right of the holders of the Series B Preferred Stock and the Voting Preferred Stock shall continue until dividends on the Series B Preferred Stock and the Voting Preferred Stock have been paid or declared and set apart for payment regularly for at least one year (i.e., four consecutive full quarterly dividend periods). Any such elected directors shall serve until the Company's next annual meeting of stockholders and until their respective successors are elected and qualified (notwithstanding that prior to the end of such term the dividend default shall cease to exist). In addition, the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Series B Preferred Stock will be required for any amendment, alteration or repeal of any provisions of the Restated Certificate, of the Offered Preferred Certificate or of any other certificate amendatory of or supplemental to the Restated Certificate which would adversely affect the powers, preferences, privileges or rights of the Series B Preferred Stock. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Series B Preferred Stock and any other series of Noncumulative Preferred Stock ranking on a parity with the Series B Preferred Stock either as to dividends or upon liquidation, voting as a single class without regard to series, will be required to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking prior to the Series B Preferred Stock as to dividends or upon liquidation, or to reclassify any authorized stock of the Company into such prior shares, but such vote will not be required for the Company to take any such actions with respect to any stock ranking on a parity with or junior to the Series B Preferred Stock. The Series B Preferred Stock is entitled to a liquidation preference of $100.00 per share, plus an amount equal to the sum of all accrued and unpaid dividends (whether or not earned or declared) for the then-current dividend period to the date of final distribution (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared), that is senior to payments to holders of the Common Stock, the Junior Preferred Stock or any other class or series of stock of the Company ranking junior to the Series B Preferred Stock and pari passu with payments to holders of each other series of Senior Preferred Stock outstanding on the date of original issue of the Series B Preferred Stock.

  The Series B Preferred Stock has not been registered under the Securities Act or any applicable state securities law. Pursuant to a Registration Rights Agreement (the "Registration Rights Agreement") between the Company and the initial purchasers of the Series B Preferred Stock, the Company has agreed (i) to use its reasonable best efforts to file, within 150 days after the Issuance Date, a registration statement with respect to an offer to exchange (the "Exchange Offer") shares of Series B Preferred Stock for shares of fixed rate noncumulative perpetual Senior Preferred Stock of the Company with substantially identical terms to the Series B Preferred Stock and (ii) to use its reasonable best efforts to cause such registration statement to become effective under the Securities Act within 180 days after the Issuance Date. In the event that applicable law or interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or in certain other circumstances, the Company will use its reasonable best efforts to cause to become effective a shelf registration statement with respect to the resale of the Series B Preferred Stock and to keep such shelf registration statement effective for up to two years after the Issuance Date.

 NW Preferred Stock

  The Company has authorized the issuance of 100,000 shares of NW Preferred Stock pursuant to the Keep Well Agreement wherein, among other things, Fuji Bank has agreed to purchase NW Preferred Stock in an amount required to maintain the Company's net worth at $500 million. The Company's net worth was approximately $1.5 billion at December 31, 1996. If and when issued, the NW Preferred Stock will have an annual dividend rate equal to 1% per annum above the three-month rate at which deposits in United States dollars are offered by The Fuji Bank, Limited in London, England to prime banks in the London interbank market. Dividends on the NW Preferred Stock will be noncumulative and payable (if declared) quarterly, and the Company will be prohibited from paying cash dividends on Common Stock unless full dividends for the then-current dividend period (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared) on all outstanding shares of NW Preferred Stock have been declared and paid or declared and a sum sufficient set aside for such payment. Subject to certain conditions, NW Preferred Stock will be redeemable at the option of the holder, in whole or in part, within a specified period of time after the end of a calendar quarter in an aggregate amount not greater than the excess of the net worth of the Company as of the end of such calendar quarter over $500 million and at a redemption price equal to the price paid to the Company upon the issuance thereof, plus accrued and unpaid dividends for the then-current dividend period (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared). Except as required by law, the holders of NW Preferred Stock will have no voting rights. The NW Preferred Stock will carry a liquidation preference equal to the price paid for each share upon issuance thereof, plus accrued and unpaid dividends for the then-current dividend period (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared). The NW Preferred Stock will rank senior with respect to payment of dividends and liquidation preference to the Common Stock and junior to the Senior Preferred Stock. No purchases of NW Preferred Stock have been made by Fuji Bank under the Keep Well Agreement.

COMMON STOCK

  All outstanding shares of the Common Stock are held by the Parent. Subject to the rights of holders of the Senior Preferred Stock and Junior Senior Preferred Stock, including any Senior Preferred Stock offered hereby, the holders of outstanding shares of Common Stock are entitled to share ratably in dividends declared out of assets legally available therefor at such time and in such amounts as the Board of Directors of the Company may from time to time lawfully determine. Each holder of Common Stock is entitled to one vote for each share held.

All shares of Common Stock currently outstanding are fully paid and nonassessable, not subject to redemption and assessment and without conversion, preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional issues of any class or of securities convertible into stock of any class.

                              PLAN OF DISTRIBUTION

  The Company may offer the Securities directly to purchasers, to or through underwriters, through dealers or agents or through a combination of any such methods. Any such underwriter(s), dealer(s) or agent(s) involved in the offer and sale of the Securities in respect of which this Prospectus is delivered will be named in a Prospectus Supplement. The Prospectus Supplement with respect to such Securities also will set forth the terms of the offering of such Securities, including the purchase price of such Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges or markets on which such Securities may be listed.

  If underwriters are used in an offering of Securities, the Company will execute an underwriting agreement with such underwriters, and the name of each underwriter and the terms of the transaction, including any underwriting discounts and other items constituting compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement relating to such offering, and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Such Securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, (i) at a fixed price or prices, which may be changed, (ii) at market prices prevailing at the time of sale, (iii) at prices relating to such prevailing market price or (iv) at negotiated prices. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase all of the Securities offered will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the Securities offered if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  If a dealer is used in an offering of Securities, the Company will sell such Securities to the dealer, as principal. The dealer then may resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

  If an agent is used in an offering of Securities, the agent will be named, and the terms of the agency will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in such Prospectus Supplement, an agent will act on a best efforts basis for the period of its appointment.

  Dealers and agents named in a Prospectus Supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the Securities described therein. Underwriters, dealers and agents, under underwriting agreements and other agreements which may be entered into with the Company, may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

  Offers to purchase Securities may be solicited, and sales thereof may be made, by the Company directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales thereof. The terms of any such offer will be set forth in the Prospectus Supplement relating thereto.

  If so indicated in the Prospectus Supplement, the Company will authorize underwriters, dealers or other agents of the Company to solicit offers by certain institutional investors to purchase Securities from the Company pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such purchasers must be approved by the Company. The obligations of any purchaser under any such contract will not be subject to any conditions except that (i) the purchase of the Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction to which such purchaser is subject and (ii) if the Securities also are being sold to underwriters, the Company shall have sold to such underwriters the Securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of such contracts.

  The anticipated date of delivery of Securities will be set forth in the Prospectus Supplement relating to each applicable offering.

  There can be no assurance that a secondary market will be created for the Securities, or if it is created, that it will continue.

  Certain of the underwriters, dealers or agents and their associates may engage in transactions with, serve as financial advisors to, and perform other general financing and bank services for, the Company and its affiliates in the ordinary course of business.

  To facilitate an offering of a series of Securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. This may include over-allotments or short sales of the Securities, which involves the sale by persons participating in the offering of more Securities than have been sold to them by the Company. In such circumstances, such persons would cover such over-allotments or short positions by purchasing in the open market or by exercising the over-allotment option granted to such persons. In addition, such persons may stabilize or maintain the price of the Securities by bidding for or purchasing Securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in any such offering may be reclaimed if Securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the Securities at a level above that which might otherwise prevail in the open market. Such transactions, if commencement, may be discontinued at any time.

                                 LEGAL MATTERS

  Certain legal matters in connection with the Securities offered hereby will be passed upon for the Company by Mark J. Ohringer, Esq., Associate General Counsel of the Company. Certain legal matters will be passed upon for any agents or underwriters by Katten Muchin & Zavis, a partnership including professional corporations, 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661-3693. Katten Muchin & Zavis from time to time acts as counsel in certain matters for the Company and certain of its subsidiaries.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  The financial statements and schedules incorporated in this Prospectus and elsewhere in the Registration Statement by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and the financial statements for the five years ended December 31, 1996 from which the five-year selected financial data included in this Prospectus have been derived, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto. These financial statements, schedules and five-year selected financial data forming a part of this Prospectus and Registration Statement have been included or incorporated by reference, as the case may be, herein in reliance upon the authority of said firm as experts in giving such reports. The interim financial statements for the periods ended June 30, 1996 and June 30, 1997 have not been audited.

                       [LOGO OF HELLER FINANCIAL, INC.]

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The expenses, other than underwriting discounts and commissions, payable by the Company in connection with the issuance and distribution of the Securities covered hereby are subject to future contingencies estimated to be as follows:

      Securities and Exchange Commission registration fee.......... $  909,091*
      Printing and engraving expenses..............................    250,000
      Legal fees and expenses......................................     75,000
      Blue Sky fees and expenses...................................     30,000
      Accounting fees and expenses.................................     50,000
      Trustees' fees and expenses..................................     60,000
      Rating agency fees...........................................    800,000
      Miscellaneous expenses.......................................     25,909
                                                                    ----------
          Total.................................................... $2,200,000
                                                                    ==========

--------
   *Actual

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Registrant, a Delaware corporation, is empowered by Section 145 of the Delaware General Corporation Law, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in the defense of any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director or officer of the Registrant. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. In effect, the By-Laws of the Registrant provide for indemnification by the Registrant of its directors and officers to the full extent permitted by the Delaware General Corporation Law. Also, as permitted by the Delaware General Corporation Law, the Registrant's Restated Certificate of Incorporation eliminates the personal liability of each director of the Registrant to the Registrant or its stockholders for monetary damages arising out of or resulting from any breach of his fiduciary duty as a director, except where such director breached his duty of loyalty to the Registrant or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, paid an unlawful dividend, approved an unlawful stock purchase or redemption, or obtained an improper personal benefit.

  Reference is made to the form of Underwriting Agreement Basic Provisions filed as Exhibit 1.1 hereto and the form of Distribution Agreement filed as
Exhibit 1.2 hereto for a description of the indemnification arrangements in connection with any offering through underwriters of the Securities registered hereby. Similar indemnification provisions were contained in the underwriting agreements executed in connection with prior offerings and sales of securities by the Registrant.

ITEM 16. EXHIBITS

  EXHIBIT
  NUMBER
  -------
    ++1.1  Underwriting Agreement Basic Provisions dated October 16, 1997 for dollar denominated Securities to be distributed in the United States. An
           Underwriting Agreement relating to Securities to be distributed outside the United States or for Securities denominated in foreign currencies or foreign currency units will be filed as an Exhibit to a Current Report on
           Form 8-K and incorporated herein by reference.

  EXHIBIT
  NUMBER
  -------
     *1.2   Form of Distribution Agreement.
    ++4.1   Amended and Restated Certificate of Incorporation of the Company, as
            amended.
    **4.2   By-laws of the Company, as amended.
     *4.2   Heller Financial, Inc. Standard Multiple-Series Indenture Provisions dated
            February 5, 1987.
    ++4.3   Indenture dated as of September 1, 1995 between the Company and State
            Street Bank and Trust Company, as successor to Shawmut Bank Connecticut,
            National Association, as Trustee, with respect to the Senior Debt
            Securities. The form or forms of Senior Debt Securities with respect to each particular offering will be filed as an Exhibit to a Current Report on Form 8-K and incorporated herein by reference.
   ***4.4   First Supplemental Indenture dated as of October 13, 1995 between the
            Company and State Street Bank and Trust Company, as successor to Shawmut
            Bank Connecticut, National Association, as Trustee, with respect to the
            Senior Debt Securities.
    ++4.5   Indenture dated as of September 1, 1995 between the Company and State
            Street Bank and Trust Company, as successor to Shawmut Bank Connecticut,
            National Association, as Trustee, with respect to the Subordinated Debt
            Securities. The form or forms of Subordinated Debt Securities with respect to each particular offering will be filed as an Exhibit to a Current
            Report on Form 8-K and incorporated herein by reference.
   ***4.6   First Supplemental Indenture dated as of October 13, 1995 between the
            Company and State Street Bank and Trust Company, as successor to Shawmut
            Bank Connecticut, National Association, as Trustee, with respect to the
            Subordinated Debt Securities.
    ++4.7   Indenture dated as of September 1, 1995 between the Company and State
            Street Bank and Trust Company, as successor to Shawmut Bank Connecticut,
            National Association, as Trustee, with respect to the Junior Subordinated
            Debt Securities. The form or forms of Junior Subordinated Debt Securities with respect to each particular offering will be filed as an Exhibit to a
            Current Report on Form 8-K and incorporated herein by reference.
   ***4.8   First Supplemental Indenture dated as of October 13, 1995 between the
            Company and State Street Bank and Trust Company, as successor to Shawmut
            Bank Connecticut, National Association, as Trustee, with respect to the
            Junior Subordinated Debt Securities.
  ****4.9   Form of Warrant Agreement to be entered into between the Company and the
            Warrant Agent (including form of Warrant Certificate).
      4.10  Form of Certificate of Designation, Preferences and Rights for Senior
            Preferred Stock. The form or forms will be filed as an Exhibit to a
            Current Report on Form 8-K and incorporated herein by reference.
 *****4.11  Amended and Restated Keep Well Agreement between the Fuji Bank, Limited and the Company, as amended.
   ++ 5     Opinion of Mark J. Ohringer, Esq., Associate General Counsel of the
            Company, as to the validity of the Securities.
   ++12     Computation of Ratio of Earnings to Fixed Charges.
   ++23.1   Consent of Arthur Andersen LLP, independent auditors.
   ++23.2   Consent of Mark J. Ohringer, Esq. (contained in his opinion filed as
            Exhibit 5 hereto).

  EXHIBIT
  NUMBER
  -------
   ++24    Powers of Attorney (included on the signature page hereto).
   ++25.1  Form T-1 Statement of Eligibility and Qualification under the Trust
           Indenture Act of 1939 of State Street Bank and Trust Company, under the
           Indenture for the Senior Debt Securities.
   ++25.2  Form T-1 Statement of Eligibility and Qualification under the Trust
           Indenture Act of 1939 of State Street Bank and Trust Company, under the
           Indenture for the Subordinated Debt Securities.
   ++25.3  Form T-1 Statement of Eligibility and Qualification under the Trust
           Indenture Act of 1939 of State Street Bank and Trust Company, under the
           Indenture for the Junior Subordinated Debt Securities.

--------
    ++Filed herewith.
    *Incorporated by reference to the Company's Registration Statement No. 33-11757 (filed February 5, 1987).
   **Incorporated by reference to Exhibit 3(ii) to the Company's Quarterly
    Report on Form 10-Q for the period ended June 30, 1996 (File No. 1-6157, filed July 31, 1996).
  ***Incorporated by reference to the Company's Current Report on Form 8-K
    (File No. 1-6157, filed October 17, 1995).
 ****Incorporated by reference to the Company's Registration Statement No. 33-
    21310 (filed April 20, 1988).
*****Incorporated by reference to Exhibit 28(a) to the Company's Registration
    Statement No. 33-51692 (filed September 14, 1992), Exhibit 10 to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1995 (File No. 1-6157) and Exhibit 10 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1997 (File No. 1-6157).

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in he form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  (6) To file an application for the purpose of determining the eligibility of the trustee under Subsection (a) of Section 310 of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Trust Indenture Act.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHICAGO, STATE OF ILLINOIS, ON THE 22ND DAY OF OCTOBER, 1997.

                                          Heller Financial, Inc.

                                                 /s/ Richard J. Almeida
                                          By: _________________________________
                                                    Richard J. Almeida
                                                Chairman and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

  EACH PERSON WHOSE SIGNATURE APPEARS BELOW HEREBY CONSTITUTES AND APPOINTS DEBRA H. SNIDER, LAURALEE E. MARTIN AND MARK J. OHRINGER AND EACH OF THEM, THEIR TRUE AND LAWFUL ATTORNEYS-IN-FACT AND AGENTS, WITH FULL POWER OF SUBSTITUTION, TO SIGN ON HIS OR HER BEHALF, INDIVIDUALLY AND IN EACH CAPACITY STATED BELOW, ALL AMENDMENTS AND POST-EFFECTIVE AMENDMENTS TO THIS REGISTRATION STATEMENT ON FORM S-3 (INCLUDING ANY REGISTRATION STATEMENT FILED PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT OF 1933 AND ALL AMENDMENTS THERETO) AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO AND ANY OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY AND TO ALL INTENTS AND PURPOSES AS EACH MIGHT OR COULD DO IN PERSON, THEREBY RATIFYING AND CONFIRMING EACH ACT THAT SAID ATTORNEYS-IN-FACT AND AGENTS MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE THEREOF.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON OCTOBER 22, 1997.



        /s/ Richard J. Almeida              Chairman, Chief Executive Officer
___________________________________________   (Principal Executive Officer) and
            Richard J. Almeida                Director

          /s/ Atsushi Takano                Director
___________________________________________
              Atsushi Takano

         /s/ Yukihiko Chayama               Director
___________________________________________
             Yukihiko Chayama

          /s/ Kenichi Tomita                Director
___________________________________________
              Kenichi Tomita

          /s/ Tsutomu Hayano                Director
___________________________________________
              Tsutomu Hayano

            /s/ Mark Kessel                 Director
___________________________________________
                Mark Kessel


          /s/ Masahiro Sawada               Director
___________________________________________
              Masahiro Sawada

         /s/ Michael J. Litwin              Director
___________________________________________
             Michael J. Litwin

        /s/ Dennis P. Lockhart              Director
___________________________________________
            Dennis P. Lockhart

        /s/ Lauralee E. Martin              Executive Vice President, Chief Financial
___________________________________________   Officer and Director (Principal Financial
            Lauralee E. Martin                Officer)


         /s/ Takeshi Takahashi              Director
___________________________________________
             Takeshi Takahashi

            /s/ Osamu Ogura                 Director
___________________________________________
                Osamu Ogura

          /s/ Hideo Nakajima                Director
___________________________________________
              Hideo Nakajima

         /s/ Kenichiro Tanaka               Director
___________________________________________
             Kenichiro Tanaka

         /s/ Lawrence G. Hund               Senior Vice President and Controller
___________________________________________   (Principal Accounting Officer)
             Lawrence G. Hund


                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                                  EXHIBIT
  -------                                 -------
  1.1      Underwriting Agreement Basic Provisions dated October 16, 1997 for dollar denominated Securities to be distributed in the United
           States. An Underwriting Agreement relating to Securities to be distributed outside the United States or for Securities denominated in foreign currencies or foreign currency units will be filed as an
           Exhibit to a Current Report on Form 8-K and incorporated herein by reference.
  4.1      Amended and Restated Certificate of Incorporation of the Company, as
           amended.
  4.3      Indenture dated as of September 1, 1995 between the Company and
           State Street Bank and Trust Company, as successor to Shawmut Bank
           Connecticut, National Association, as Trustee, with respect to the
           Senior Debt Securities. The form or forms of Senior Debt Securities with respect to each particular offering will be filed as an Exhibit to a Current Report on Form 8-K and incorporated herein by reference.
  4.5      Indenture dated as of September 1, 1995 between the Company and
           State Street Bank and Trust Company, as successor to Shawmut Bank
           Connecticut, National Association, as Trustee, with respect to the
           Subordinated Debt Securities. The form or forms of Subordinated Debt
           Securities with respect to each particular offering will be filed as an Exhibit to a Current Report on Form 8-K and incorporated herein by reference.
  4.7      Indenture dated as of September 1, 1995 between the Company and
           State Street Bank and Trust Company, as successor to Shawmut Bank
           Connecticut, National Association, as Trustee, with respect to the
           Junior Subordinated Debt Securities. The form or forms of Junior
           Subordinated Debt Securities with respect to each particular offering will be filed as an Exhibit to a Current Report on Form 8-K and incorporated herein by reference.
  5        Opinion of Mark J. Ohringer, Esq., Associate General Counsel of the
           Company, as to the validity of the Securities.
 12        Computation of Ratio of Earnings to Fixed Charges.
 23.1      Consent of Arthur Andersen LLP, independent auditors.
 23.2      Consent of Mark J. Ohringer, Esq. (contained in his opinion filed as
           Exhibit 5 hereto).
 24        Powers of Attorney (included on the signature page hereto).
 25.1      Form T-1 Statement of Eligibility and Qualification under the Trust
           Indenture Act of 1939 of State Street Bank and Trust Company, under the Indenture for the Senior Debt Securities.
 25.2      Form T-1 Statement of Eligibility and Qualification under the Trust
           Indenture Act of 1939 of State Street Bank and Trust Company, under the Indenture for the Subordinated Debt Securities.
 25.3      Form T-1 Statement of Eligibility and Qualification under the Trust
           Indenture Act of 1939 of State Street Bank and Trust Company, under the Indenture for the Junior Subordinated Debt Securities.